Exhibit 99.1

Cinedigm Corp. Regains Compliance With Nasdaq Listing Rule 5450(b)(3)(C)

Los Angeles, CA -- Cinedigm Corp. ("Cinedigm" or the "Company") (NASDAQ: CIDM) received formal notification from The Nasdaq Stock Market LLC ("Nasdaq") that the Company has regained compliance with Listing Rule 5450(b)(3)(C), which requires the Company's common stock to maintain a minimum market value of the Company’s publicly held shares (“MVPHS”) of $15,000,000. The Nasdaq staff made this determination of compliance after the Company's MVPHS was common stock was at $15,000,000 or greater for the prior 10 consecutive business days.

Nasdaq had previously notified the Company of its non-compliance with Listing Rule 5450(b)(3)(C) on December 12, 2018, following 30 consecutive business days for which the Company's MVPHS did not meet the $15,000,000 minimum requirement.

About Cinedigm

Since inception, Cinedigm has been a leader at the forefront of the digital transformation of content distribution. Adjusting to the rapidly transforming business needs of today’s entertainment landscape, Cinedigm remains a change-centric player focused on providing content, channels and services to the world’s largest media, technology and retail companies. Cinedigm’s Content and Networks groups provide original and aggregated programming, channels and services that entertain consumers globally across hundreds of millions of devices. For more information, visit www.cinedigm.com.

[CIDM-E]

For more information:

Jill Newhouse Calcaterra

Cinedigm

jcalcaterra@cinedigm.com

310-466-5135